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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or
    Ressler      Antony       P.              Statement                     Trading Symbol
----------------------------------------      (Month/Day/Year)              DOMINICK'S SUPERMARKETS, INC.       DFF
     (Last)     (First)     (Middle)            10/28/96                 ----------------------------------------------------------
  1999 Avenue of the Stars, Suite 1900     ----------------------------  5. Relationship of Reporting        6. If Amendment, Date
----------------------------------------   3. IRS or Social Security          Person to Issuer                  of Original
             (Street)                         Number of Reporting           (Check all applicable)              (Month/Day/Year)
                                              Person (Voluntary)          x    Director   -----   10% Owner
  Los Angeles,    California   90067                                     -----
--------------------------------------     ----------------------------  ----- Officer    -----   Other (specify
      (City)      (State)      (Zip)                                     (give title below)             below)
                                                                               ---------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    No securities owned (1) (3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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No securities owned (2) (3)
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Explanation of Responses:
1.  The Reporting Person's beneficial ownership excludes 1,699,979 shares of Common Stock of Dominick's Supermarkets, Inc.
(the "Issuer") owned by Apollo Investment Fund, L.P. ("AIF"), and an additional 1,699,979 shares of Common Stock owned by Apollo
Investment Fund III,  L.P. and certain of its affiliates ("AIF III"). Apollo Advisors, L.P. ("Advisors") is the general partner of
AIF. Apollo Advisors II, L.P. ("Advisors II") is the general partner of AIF III. Apollo Capital Management, Inc. ("ACM") is the
general partner of Advisors and Apollo Capital Management II, Inc.  ("ACM II") is the general partner of Advisors II.  Advisors and
Advisors II, and ACM and ACM II, are affiliated entities.. The Reporting Person is an officer of ACM and ACM II and a limited partner of Advisors and Advisors II.

2.  The Reporting Person's beneficial ownership excludes 1,227,612 shares of Class B Common Stock of the Issuer owned by AIF, and an additional 1,227,611 shares of Class B Common Stock owned by AIF III. Each share of Class B Common Stock is convertible currently into one share of Common Stock.

3.  The filing of this Statement shall not be deemed an admission that the Reporting Person, for the purposes of Section 16 of the
Securities and Exchange Act of 1934, as amended, is a beneficial owner of, or has any pecuniary interest in, any equity security of the Issuer.

                                                                                     /s/ Antony P. Ressler               10/28/96
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)

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